UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Angelica Corporation
(Name of Registrant as Specified In Its Charter)

Pirate Capital LLC
Jolly Roger Fund LP
Jolly Roger Activist Portfolio Company LTD
Thomas R. Hudson Jr.
Christopher Kelly
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐		Fee previously paid with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

PRELIMINARY COPY
SUBJECT TO COMPLETION
DATED SEPTEMBER 18, 2007

ANNUAL MEETING OF SHAREHOLDERS
OF
ANGELICA CORPORATION
October 30, 2007

PROXY STATEMENT OF
PIRATE CAPITAL GROUP

To Our Fellow Angelica Corporation Shareholders:

This proxy statement and the enclosed WHITE proxy card are being furnished to shareholders of Angelica Corporation (“Angelica” or the “Company”) in connection with the solicitation of proxies by Pirate Capital Group to be used at the 2007 Annual Meeting of Shareholders of Angelica, including any adjournments, postponements, reschedulings or continuations thereof and any meeting held in lieu thereof (the “2007 Annual Meeting”). The 2007 Annual Meeting is scheduled to be held at [•] (local time) on October 30, 2007, at the Saint Louis Club, 14th Floor, 7701 Forsyth Boulevard, Clayton, Missouri. The principal executive offices of Angelica are located at 424 South Woods Mill Road, Chesterfield, Missouri  63017-3406. This proxy statement and the WHITE proxy card are first being furnished to shareholders on or about September [•], 2007.

Angelica has disclosed that the record date for determining shareholders entitled to notice of and to vote at the 2007 Annual Meeting is September 10, 2007 (the “Record Date”). Shareholders of record at the close of business on the Record Date will be entitled to vote at the 2007 Annual Meeting. According to Angelica’s proxy statement for the 2007 Annual Meeting (the “Company Proxy Statement”), as of the Record Date there were [•] shares of the Company’s common stock, $1.00 par value per share (the “Shares”), outstanding and eligible to vote at the 2007 Annual Meeting.

This solicitation is being made by Pirate Capital Group and not on behalf of the board of directors of the Company (the “Board”). Pirate Capital Group is currently the Company’s second largest shareholder and beneficially owns an aggregate of 935,147 Shares, which represents approximately 9.8% of the issued and outstanding Shares. Pirate Capital Group consists of Pirate Capital LLC (“Pirate Capital”), Jolly Roger Fund LP (“Jolly Roger”), Jolly Roger Activist Portfolio Company LTD (“JR Activist”), Thomas R. Hudson Jr. and Christopher Kelly (collectively, “we” or “Pirate Capital Group”).

We are soliciting your proxy for the 2007 Annual Meeting in support of the following proposals:

1.	To elect two nominees, Thomas R. Hudson Jr. and Christopher Kelly (our “Nominees”), to the Board to serve until Angelica’s next annual meeting and until their successors are elected and qualified; and

2.	To ratify the appointment of Deloitte & Touche LLP as Angelica’s independent registered public accounting firm for fiscal year 2007.

Through the attached proxy statement, we are soliciting proxies to elect not only our two Nominees, but also the candidate nominated by the Company other than Mr. [•] and Mr. [•]. This gives shareholders who wish to vote for our Nominees the ability to vote for three directors, the total number up for election at the 2007 Annual Meeting.

We are NOT seeking authority to vote for and will NOT exercise any authority to vote for Mr. [•] and Mr. [•], two of the Company's three nominees. There is no assurance that the Company's other nominee, Mr. [•], will serve if elected with our Nominees.

You should refer to the Company Proxy Statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company's nominees.

If we determine that our Nominees are unable or otherwise unavailable to serve as director, we reserve the right to designate replacement candidates for election as director. In any such case, the WHITE proxy card will be voted for each such substitute nominee.

Pirate Capital Group intends to vote the Shares it beneficially owns FOR the election of our Nominees and the candidate nominated by the Company other than Mr. [•] and Mr. [•] and FOR the other proposal described herein.

WE BELIEVE THAT YOUR OPINION ON THE FUTURE OF ANGELICA CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, PIRATE CAPITAL GROUP URGES YOU TO VOTE YOUR WHITE PROXY CARD FOR OUR NOMINEES.

We urge you not to sign any proxy card sent to you by the Company. If you have already done so, you may revoke your previously signed proxy by delivering a later-dated WHITE proxy card in the postage-paid envelope provided, by voting in person at the 2007 Annual Meeting or as otherwise described herein.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A WHITE PROXY CARD TODAY EVEN IF YOUR SHARES WERE SOLD AFTER THE RECORD DATE.

We intend to deliver a proxy statement or form of proxy to the holders of at least the percentage of the Company's outstanding capital stock required to elect our Nominees or otherwise to solicit proxies from shareholders in support of our nominations.

IMPORTANT

Your vote is important, no matter how many or how few Shares you own. We urge you to sign, date and return the enclosed WHITE proxy card today to vote FOR the election of our Nominees.

•
If your Shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card today in the postage-paid envelope provided. You may also vote your Shares by toll-free telephone or over the Internet. If you choose to do so, please refer to the enclosed WHITE proxy card for the instructions and your control number.

•
If your Shares are held in the name of a brokerage firm, bank nominee or other institution, these proxy materials, together with a WHITE voting instruction form, are being forwarded to you by your broker or custodian. You are considered the beneficial owner of the Shares, but only your broker can sign a WHITE proxy card with respect to your Shares. You must instruct your broker how to vote. Accordingly, please sign, date and mail the enclosed WHITE voting instruction form in the postage-paid envelope provided. To ensure that your Shares are voted according to your instructions, you should also contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card as soon as possible. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or over the Internet.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Please do not return the Company’s proxy card marked “withhold” as a protest against the incumbent directors, as it will revoke any proxy card you may have previously sent to Pirate Capital Group. Remember, you can vote for our Nominees only on our WHITE proxy card. So please make certain that the latest dated proxy card you return is the WHITE proxy card.

Pirate Capital Group has retained The Altman Group, Inc. (“Altman”) to assist in communicating with shareholders in connection with the proxy solicitation and to assist in efforts to obtain proxies. If you have any questions about executing your WHITE proxy card or require assistance, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
Call Toll-Free: (800) 622-1678

GENERAL

According to the Company Proxy Statement, [•] directors are to be elected to the Board at the 2007 Annual Meeting to hold office until the next annual meeting and until their successors have been elected and qualified. The Company has nominated [•] individuals to stand for election at the 2007 Annual Meeting.

We are seeking your vote for the election to the Board of two individuals - Thomas R. Hudson Jr. and Christopher Kelly. Under Angelica’s By-Laws, a majority of the directors constitutes a quorum for the transaction of business at a meeting of the Board. If a quorum is present when a vote is taken, the affirmative vote of a majority of the directors present constitutes the act of the Board. If our Nominees are elected to the Board, they will constitute a minority of the Board and would be unable to take Board action at a meeting of the full Board without the approval of additional directors.

BACKGROUND TO THE SOLICITATION

Pirate Capital Group is currently the beneficial owner of 935,147, or approximately 9.8%, of Angelica’s issued and outstanding Shares.

On August 30, 2006, the Company and Pirate Capital, Jolly Roger and Jolly Roger Offshore Fund LTD (collectively, "the Pirate Capital Entities") entered into a Settlement Agreement (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Pirate Capital Entities agreed, among other things, to vote all of their Shares for the election of the Board's director nominees at Angelica’s 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”) and to certain other limitations on actions, including: soliciting and similar activities in connection with the 2006 Annual Meeting; forming a group (as defined by the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the Company’s voting securities; and participating in certain transactions involving the Company or its assets or voting securities. Except for selected provisions relating to litigation and confidentiality, the provisions of the Settlement Agreement terminated upon conclusion of the 2006 Annual Meeting.

On July 2, 2007, Pirate Capital delivered a letter to the Board (the “July 2 Letter”) expressing, among other things, its disappointment with the Company’s operating results and encouraging the Board to take immediate steps to unlock long-term shareholder value by retaining an investment banking firm to explore all strategic alternatives for Angelica outside the ordinary course of business, including a sale of the Company, a sale of assets or another extraordinary transaction. In the July 2 Letter, Pirate Capital also indicated that it might have no recourse other than to nominate a slate of directors at the 2007 Annual Meeting. Pirate Capital asked for the Board’s “full cooperation in effecting the best outcome for shareholders.”

Also on July 2, 2007, Jolly Roger notified the Company of its intent to make a proposal at the 2007 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act (the “Rule 14a-8 Proposal”). The Rule 14a-8 Proposal would have sought a nonbinding resolution by Angelica Shareholders that “the Board of Directors immediately engage a nationally recognized investment banking firm to explore all strategic alternatives (outside of the ordinary course of business) to increase shareholder value, including, but not limited to, the sale of Angelica Corporation, sales of assets or another extraordinary transaction.”

Also on July 2, 2007, Jolly Roger, as a record and beneficial owner of Shares, delivered a letter to Angelica requesting, pursuant to Section 351.215 of the Missouri Revised Statutes and the Missouri common law, a complete list of the Company’s shareholders and other corporate records, in order to allow Jolly Roger to communicate with Angelica shareholders and beneficial owners on matters relating to their interests as such including, without limitation, to facilitate and support a proxy solicitation to elect directors at the 2007 Annual Meeting (the “Books and Records Demand”).

On July 9, 2007, Pirate Capital delivered a letter to the Board (the “July 9 Letter”) reiterating is disappointment with Angelica’s operating results and the performance of its Shares. In the July 9 Letter, Pirate Capital urged focus on “following the most optimal strategy to unlock value for shareholders.” Pirate Capital also expressed its consternation regarding acquisitions Angelica engaged in between 2003 and 2006, and their effect on the Company’s market valuation. Pirate Capital went on to indicate its expectation that Company management would announce strategies to further shareholder value and also indicated its intention, as a significant holder of Shares, to “continue to be vigilant in support of shareholder interests.”

On July 12, 2007, Pirate Capital delivered a letter to the Board (the "July 12 Letter"), that, among other things, reiterated its demand that the Company “promptly retain the services of a nationally recognized investment banking firm for the purpose of effecting a sale of the Company, through sales of assets, an extraordinary transaction or otherwise, and to publicly identify the investment banking firm and its mandate.” Pirate Capital indicated its intention to nominate one or more persons for election as director at the 2007 Annual Meeting if that demand was not promptly met.

On July 17, 2007, the Company delivered a letter to Jolly Roger (the “July 17 Letter”) and publicly disclosed in a Current Report on Form 8-K filed with the SEC (the “July 17 8-K”) that Angelica, since February 21, 2006, had retained investment banking firm Morgan Joseph & Co. Inc. (“Morgan Joseph”) “to assist the Company's board of directors with a review and exploration of strategic alternatives.” The range of such alternatives considered, according to the Company, “included all of the alternatives referenced in the Jolly Roger Fund LP's shareholder proposal.” The Company also indicated that, on July 17, the Board approved the continued engagement of Morgan Joseph, and requested that Jolly Roger withdraw its Rule 14a-8 Proposal. Failing such a withdrawal, the Company indicated that it would submit to the SEC a request for a no-action letter allowing the Company to exclude the Rule 14a-8 Proposal from the Company Proxy Statement for the 2007 Annual Meeting.

On July 18, 2007, Pirate Capital sent a letter to the Board (the “July 18 Angelica Letter”) that, among other things, questioned Angelica’s re-engagement of Morgan Joseph as its strategic advisor and expressed its view that no clear mandate was given by Angelica in either Morgan Joseph retention. In the July 18 Angelica Letter, Pirate Capital questioned Morgan Joseph’s extended retention in light of what Pirate Capital believes to be that firm’s failure to benefit the Company in spearheading, apparently since February 2006, what Pirate Capital views as a failed initiative and apparent failure to move Angelica closer to a transaction. Pirate Capital also reiterated its view that “[t]he investment banking firm engaged by the Company should focus on extraordinary transactions . . . such as a sale . . .” in contrast to Morgan Joseph’s apparent general advisory role. In addition, Pirate Capital sought further public disclosure from the Board on Morgan Joseph’s specific instructions and called on the Board to provide its “full cooperation in effecting the best outcome for shareholders.”

On July 18, 2007, in a letter (the “July 18 SEC Letter”) to the Securities and Exchange Commission (the “SEC”), Angelica sought concurrence of the SEC Staff that it would take no action if Company excluded the Rule 14a-8 Proposal from its proxy statement for the 2007 Annual Meeting (which the SEC Staff, on August 20, 2007, granted to Angelica). The basis of the request to exclude this proposal was Rule 14a-8(i)(10) of the Exchange Act, which permits a registrant to omit proposals that have been “substantially implemented,” as that term has been interpreted by the SEC. In the July 18 SEC Letter, Angelica reiterated facts it set forth in the July 17 Letter and the July 17 8-K. In the July 18 SEC Letter, the Company also acknowledged that “Morgan Joseph and the Company’s chief executive officer held informal discussions with potential financial and strategic acquirers” but that ultimately “the Board of Directors decided not to conduct an active market canvass at that time” in favor of seeking a sale in the future after Company performance improves. The July 18 SEC Letter indicated that the range of alternatives to be considered by Morgan Joseph comprises “all strategic alternatives, including a sale of the Company and other extraordinary transactions.” However, Pirate Capital Group believes the July 18 SEC Letter left ambiguous whether the proscription against an active market canvass will continue to define Morgan Joseph’s engagement, which “maintains the same scope” as its prior engagement, and whether such “extraordinary transactions” have been determined to be a principal objective of such engagement or, after nearly 18 months of advice, simply remain one alternative of many.

On July 18, 2007, the Company delivered to Pirate Capital Group’s Missouri counsel a letter attaching the July 18 SEC Letter and reiterating the position Angelica took in a telephone call with such counsel of that date that the “no action letter request submission deadline in Rule 14a-8” necessitated the timeframe in which the July 18 SEC Letter was filed.

On July 19, 2007 the Company delivered a letter (the “July 19 Letter”) to representatives of Jolly Roger indicating that the Company was providing certain materials to Jolly Roger in response to the Books and Records Demand and undertaking to provide certain other materials to Jolly Roger if and when they become available to the Company. In the July 19 Letter, the Company also identified three candidates it intended to nominate for director at the 2007 Annual Meeting and indicated its intent to seek ratification of the appointment of its independent registered public accounting firm for fiscal 2007.

On August 30, 2007, Jolly Roger notified the Company, in accordance with Company By-Laws, of its intent to nominate Thomas R. Hudson Jr. and Christopher Kelly to the Board at the 2007 Annual Meeting and to solicit proxies on behalf of such nominations.

In addition, from time to time representatives of Pirate Capital have engaged in phone conversations with officers of Angelica regarding various operational and strategic matters.

REASONS FOR PIRATE CAPITAL GROUP’S SOLICITATION

We believe that the Board has failed to take the actions necessary to enhance shareholder value appropriately. For the past several years, Angelica's management has failed to improve its operating results. In fact, net income has declined precipitously, from approximately $11.0 million in fiscal year 2003 and $10.7 million in fiscal year 2004 to approximately $2.3 million and $3.6 million, respectively, in fiscal years 2005 and 2006. We believe this failure has significantly hampered value generation for shareholders. In this regard, we note what we believe to be the significant underperformance of Angelica's stock. Since the current management team took control on September 15, 2003, Angelica share prices through September 13, 2007 have had a cumulative annual depreciation rate of 35 basis points, or 0.35%, versus a cumulative annual appreciation rate of 10% for the Standard and Poor’s 500 Index, and since the beginning of 2007 through September 13, 2007, Angelica’s share price has fallen by 30.4% while the Standard and Poor’s 500 Index has risen over 4.6% - A PERFORMANCE GAP OF OVER 3,500 basis points, or 35%.

The lack of success in generating operating results and the poor return on Angelica shareholders’ investment in the Company, accompanied by what we believe to be management’s lack of any plan or vision clearly articulated to the shareholders for delivering necessary organic growth in the future, is in our opinion simply unacceptable. In an effort to enhance shareholder value, we are proposing the election of two nominees - Thomas R. Hudson Jr. and Christopher Kelly - whose biographical information is set forth below under “Pirate Capital Group’s Nominees.” Each of Messrs. Hudson and Kelly has significant financial expertise and, as representatives of one of the largest shareholders of the Company, would, if elected, imbue the Board with a heightened level of financial and strategic thinking with a focus on driving long-term shareholder returns by maximizing the value of the Company’s assets.

While our Nominees, if elected, would represent only a minority of the Board, their clear focus on driving shareholder value, through improved operating efficiencies, a possible transformational transaction and otherwise, would make them a voice that is likely to be respected and reflected in Board decisions going forward. With two Board votes, our Nominees, if elected, will be required to convince only three of the other directors to form a majority block on any particular issue or initiative. We would be disingenuous, however, to suggest that we can simply implement new policies. While we will have the authority to propose new ideas to the Board, we will not be able to guarantee that it will act on them.

Through their work at Pirate Capital, our Nominees, together with other Pirate Capital professionals, have significant experience working with other companies to improve operating efficiencies, shareholder value and other corporate metrics, and our Nominees will apply such experience to the issues facing the Company. In particular, our Nominees will assess the Company’s current operations and, based on the results of such assessment, propose measures to streamline them. We will work on behalf of shareholders to advocate that the Board ensures that the Company is getting optimal sales coverage across each of its eight operating regions. We want to ensure that, given the close proximity of the Company’s disparate facilities, the Company will maximize sales by utilizing a streamlined (but highly qualified) sales force across the broadest coverage territory. We will also work to keep expenses under control. We will support the negotiation of natural gas contracts on the most optimal terms. We believe that the Company has not executed optimally on these contracts given that utility costs as a percentage of revenues have risen over the last three years, and we will apply our experience following the commodities markets to work to improve the situation. Our Nominees will also evaluate, together with other Board members, potential transformational transactions that will drive shareholder value.

Pirate Capital Group also believes that the proposed Board changes will more closely align the interests of Board members with those of the Company’s non-management shareholders. Along these lines, Pirate Capital Group beneficially owns approximately 935,000, or almost 10%, of the Company's Shares. On the other hand, the Company reports that executive officers and directors beneficially own just over [•] Shares (including restricted stock units), collectively, and have been granted, without purchase, just over [•] options. Based on this ownership, we believe that our interests are far better aligned with those interests of our fellow shareholders than are the interests of Angelica's management.

Relative Underperformance and Volatility of Angelica Stock

We feel strongly that the Company’s lagging share price performance alone justifies material changes at the Board level. Since Stephen O’Hara assumed the office of Chairman and CEO of Angelica on September 15, 2003 through the close of trading on September 13, 2007, an investment in the Company’s Shares declined approximately 1.4% in value, compared to a 46% appreciation in the Standard and Poor’s 500 Index over the same period. Along with the underperformance of the Shares, the variance in Angelica’s stock price is nearly 2.5 times that of the Standard and Poor’s 500 Index.

Failure of Management’s Acquisition Strategy to Deliver Value

From the fiscal fourth quarter of 2003 through the fiscal fourth quarter of 2006, Angelica undertook a large number of acquisitions to grow its textile services business. Specifically, it purchased businesses and assets that cost shareholders in excess of $125 million, an average purchase price of approximately 1x sales. However, we contend that these acquisitions did little or nothing to enhance shareholder value, as the Shares continue to trade well below 1x sales at approximately 0.5x sales. Moreover, the Company’s operating metrics continue to decline. As illustrated below, both Angelica’s gross and EBITDA margins have deteriorated over the most recently completed five-year period and between each of those years except when 2005 is compared to 2006, when gross and EBITDA margins grew by an anemic 1.6% and 0.7%, respectively.

Failed Strategic Review Process

Representatives of Pirate Capital Group have consistently conveyed to Company management our belief that a transaction of a transformational nature was, and remains, critical to the long-term success of Angelica, given our view of what we believe is a highly competitive and fragmented industry. On July 17, 2007, the Company announced that the investment banking firm Morgan Joseph & Co. Inc. had been under retainer for over two years to assist in the Company’s review of strategic alternatives, including a potential sale of the Company. This review of strategic alternatives has not, however, yet produced an outcome that has visibly positioned the Company to achieve operational success and financial prosperity, and we are skeptical that it will.

Pirate Capital Group believes that the failure of this review process to yield an attractive bid for the Company is largely attributable to management’s failure to retain, under a clear mandate for action, a nationally recognized investment banking firm to assist in delivering the best value proposition for shareholders. We believe that, since his ascent to the rank of Chief Executive Officer, Mr. O’Hara and his current management team have been ineffectual in righting Angelica’s course. As such, the Shares have languished, declining 1.4% at September 13, 2007 from their September 15, 2003 closing price of $18.05 per share. If elected, Pirate Capital Group’s Nominees, subject to their fiduciary duties as directors, intend to act as watchdogs for our fellow shareholders and, among other things, to advocate for just such a retention with the solitary goal of maximizing shareholder value. Pirate Capital Group’s Nominees are committed to maximizing long-term shareholder value and to holding management accountable for its actions and, if elected, they will bring leadership and operational expertise in the execution of their fiduciary duties as directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
(Proposal No. 1 on Proxy Card)

Effective as of August 30, 2006, the Company amended its By-Laws to declassify the Board on the “phased-in” basis described below. The amended By-Laws provide that directors elected prior to the 2007 Annual Meeting may continue to serve for the remaining duration of their respective three-year terms. Directors elected at or after the 2007 Annual Meeting will be elected for one-year terms. The effect of the amendment is that, as of Angelica’s 2009 Annual Meeting of Shareholders and thereafter, the Board will be completely declassified and all directors will be elected annually to one-year terms. The Company also agreed with its largest shareholder that the number of directors serving on the Board will not exceed eight prior to the conclusion of Angelica’s 2008 Annual Meeting of Shareholders. According to the Company Proxy Statement, [•] directors are to be elected to the Board at the 2007 Annual Meeting, to hold office until the next annual meeting and until their successors have been elected and qualified.

The Company has nominated [•] individuals to stand for election at the 2007 Annual Meeting. Pirate Capital Group is seeking your support at the 2007 Annual Meeting to elect our Nominees, Thomas R. Hudson Jr. and Christopher Kelly, in opposition to two of Angelica’s nominees.

Each of Messrs. Hudson and Kelly has consented to being named as a Nominee in this proxy statement and to serve if elected. Pirate Capital Group does not expect that either of our Nominees will be unable to stand for election, but, in the event that either of them is unable to serve or for good cause will not serve, the Shares represented by the enclosed WHITE proxy card will be voted for substitute nominees designated by Pirate Capital Group. Pirate Capital Group reserves the right to nominate substitute or additional persons for any reason, including in the event that (1) the Board is expanded beyond its current or proposed size and/or (2) any of our Nominees is unable to serve for any reason, including by reason of the taking or announcement of any action by the Company that has, or if consummated would have, the effect of disqualifying any of our Nominees to serve as a director. If Pirate Capital Group decides to add nominees because the Company expands the size of the Board subsequent to the date of this proxy statement, Pirate Capital Group intends to supplement this proxy statement as appropriate. If, however, the Company does not leave reasonable time before the 2007 Annual Meeting to supplement this proxy statement, Pirate Capital Group reserves the right to nominate substitute or additional nominees and to use the discretionary authority granted by the proxies it is soliciting to vote for such additional or substitute nominees.

Pirate Capital Group’s Nominees

Thomas R. Hudson Jr., 41. Mr. Hudson is and has been since 2002 the Manager of Pirate Capital LLC, an investment manager, which he founded. Immediately prior to organizing Pirate Capital LLC, Mr. Hudson was a private investor. From 1999 to 2001, Mr. Hudson served as a Managing Director at Amroc Investments, LLC, an investment management firm, where he directed all distressed research and managed the bank loan trading desk. From 1997 to 1999, he served as a Vice President and Portfolio Manager at Goldman, Sachs & Co. and was responsible for investing and trading a $500 million portfolio of distressed domestic and international private assets. Mr. Hudson currently serves as a director of The Brink’s Company, a provider of security and cash management services, The Allied Defense Group, Inc., a defense contractor, and The PEP Boys - Manny, Moe & Jack, an automobile parts retailer. Mr. Hudson earned a B.S. in 1988 from Babson College, majoring in Entrepreneurial Studies. He earned an M.B.A. in 1993 from the Tuck School at Dartmouth College.

Christopher Kelly, 49. Mr. Kelly is the General Counsel and Chief Compliance Officer of Pirate Capital LLC. He joined Pirate Capital LLC in February 2006. From October 2004 to January 2006, Mr. Kelly was General Counsel of Gilman & Ciocia, Inc., a broker dealer holding company. From April 2003 to October 2004, Mr. Kelly served as Managing Director, General Counsel and Chief Compliance Officer of Cypress Associates LLC, a New York-based investment bank focused on mergers, acquisitions, restructurings and corporate finance. From May 2000 to March 2003, Mr. Kelly was engaged in the practice of law with Proskauer Rose LLP, and prior thereto with Silver, Freedman & Taff, LLP and Skadden, Arps, Slate, Meagher & Flom. At each of these law firms, Mr. Kelly handled a variety of corporate and securities matters, including mergers, acquisitions and restructurings. Mr. Kelly earned a B.A. in 1979 with High Honors from the University of Virginia and a J.D. in 1983 from the University of Virginia School of Law.

None of our Nominees is, or has been employed by an entity that at the time of his employment was, a parent, subsidiary or affiliate of the Company.

Our Nominees would not be barred from being considered independent under New York Stock Exchange Listed Company Rule 303A.02(b) and are independent under the applicable standards of the New York Stock Exchange and the independence standards applicable to Angelica under paragraph (a)(1) of Item 407 of Regulation S-K under the Exchange Act.

Our Nominees will not receive any compensation from Pirate Capital Group for their service as directors of the Company if elected. If elected, our Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for compensation of non-employee directors, which is described in the Company Proxy Statement. For additional information regarding our Nominees, please see Appendix I to this proxy statement. The information herein and in Appendix I with respect to our Nominees has been furnished to Pirate Capital Group by our Nominees. Except as disclosed in this proxy statement (including Appendix I attached hereto), none of the members of Pirate Capital Group or any of their affiliates or associates have any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2007 Annual Meeting.

We urge you to vote FOR the election as directors of Thomas R. Hudson Jr. and Christopher Kelly.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2 on Proxy Card)

As discussed in greater detail in the Company Proxy Statement, the Board seeks ratification by Angelica’s shareholders of its selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. We do not make any recommendations regarding this matter but, if you provide instructions regarding this matter on the enclosed WHITE proxy card, we will vote your Shares as you direct.

We do not object to the ratification of the selection of Deloitte & Touche LLP as Angelica’s independent registered public accounting firm for the 2007 fiscal year.

* * *

CHANGE IN CONTROL PROVISIONS

Each Angelica compensation plan, employment agreement and stock award agreement discussed below has its own definition of a “change in control,” and whether a change in control has occurred may be ambiguous, subject to interpretation or, in some cases, subject to actions that the Board may take. In the event such a change in control is deemed to occur, we believe that in most cases no effect material to the Company would result absent an additional triggering event such as the termination without cause of a covered executive (which our Nominees would not on their own have the power to cause). If a change in control (and, if applicable, a triggering event) were deemed to have occurred, certain Angelica employees and non-employee directors would be variously entitled to a range of benefits that include cash payments, vesting of options, lapse of restrictions on restricted stock awards and stock units being deemed earned.

Based on our review of materials publicly filed by Angelica, we do not believe that the election of one of our Nominees at the 2007 Annual Meeting will have an effect on any plans, agreements or securities of the Company. The election of both of our Nominees, however, could be deemed to comprise a change in control under certain of Angelica’s compensation plans, employment agreements and stock award agreements, and we believe that the election of both of our Nominees would likely be deemed to comprise a change in control under the stock option agreements with Mr. O’Hara, the Amended and Restated Angelica Corporation 1999 Performance Plan and the Angelica Corporation 2004 Equity Incentive Plan for Non-Employee Directors discussed below. In each case, we assume unanimous nomination by Angelica of each incumbent director with a term ending at the 2007 Annual Meeting, election of our two Nominees in place of Messrs. [•] and [•], and no other changes in composition of the Board.

Set forth below is information on the material effects if a change in control (and, if applicable, a triggering event) were deemed to have occurred pursuant to the following plans and agreements publicly filed by the Company based upon what we believe to be the best interpretation of these instruments.

Based upon publicly available information, we do not believe that the election of one or both of our Nominees would have an effect on the following:

Angelica Corporation 1994 Non-Employee Directors Stock Plan

If a change in control occurs, restrictions on Shares granted or purchased thereunder terminate and options granted become immediately exercisable.

Angelica Corporation Supplemental Plan (for Select Management Employees)
Angelica Corporation Deferred Compensation Option Plan for Selected Management Employees
Angelica Corporation Supplemental and Deferred Compensation Trust

If a change in control occurs, plan participants would be entitled to cash payments if, within two years, the participant’s employment terminates other than upon death or “retirement,” by action of Angelica or its subsidiaries for “cause” or “disability,” or by action of the participant for other than “good reason” (as each quoted term is defined in the applicable plan).

Under the Supplemental Plan, the cash payment would be 150% of the present value of the participant’s then vested benefit (or, for a former participant no longer employed by Angelica currently receiving, or entitled to receive, benefits, 100% of the present value of any benefits then unpaid). Under the Deferred Compensation Option Plan, the cash payment would be the greater of (i) 150% of the sum of the present values of all “normal retirement benefits” under a participant’s deferred compensation agreement reduced by compensation elections not yet made as of the termination date and (ii) 150% of the balance of the participant’s account as of the date of termination.

Under each of the Supplemental Plan, the Deferred Compensation Option Plan and the Trust, upon a change in control Angelica must deposit into trust an amount equal to the excess of (i) the aggregate maximum amount payable under the applicable plan upon termination of employment within two years after a change in control over (ii) the amount of assets held by the trustee that are allocable to the applicable plan.

Each of the Supplemental Plan, the Deferred Compensation Option Plan and the Trust also provides for a “potential change in control” which, if triggered, would require that the plan be funded as above. If a change in control does not occur within 90 days after funding, the Company may direct the trustee to release such funds back to the Company. A potential change in control includes a public announcement of any person’s “intent to take or consider taking actions which, if consummated, would result in” a change in control. Angelica has not announced that any such event has occurred or that any such funding obligation has arisen.

Employment Agreements

Angelica has entered into employment agreements with each of Stephen M. O’Hara, Steven L. Frey, James W. Shaffer, W. Russell Watson, Edward M. Davis and Richard M. Oliva.

Under these agreements, if (i) a change in control occurs during the employee’s term of employment and within a specified period of time thereafter (a) Angelica terminates the employee’s employment without “cause” or (b) the employee terminates his employment for “good reason” (as such quoted terms are defined in the employment agreement) or (ii) either (i)(a) or (i)(b) occurs, among other things, in the six months prior to the earlier of a change in control, then the employee shall become entitled to the payment of certain benefits, including a severance payment equal to a percentage of his annual salary (200% in the case of Mr. O’Hara, 150% in the case of Messrs. Frey and Shaffer and 100% in the case of Messrs. Watson, Davis and Oliva), and all stock options that have not expired and restricted stock held by the employee will vest. Mr. O’Hara would also receive a payment of twice his then-current target bonus as well as a gross-up payment, and each of Messrs. O’Hara, Frey and Shaffer would also receive certain medical, health and other benefits.

Based upon publicly available information, we believe that an election of both, but not one, of our Nominees would be deemed a change in control under the following:

O’Hara Nonqualified Stock Option Agreements

Pursuant to two option agreements, dated as of September 15, 2003, that were filed with the SEC, Mr. O’Hara was awarded options to purchase 100,000 Shares and 50,000 Shares at strike prices of $19.66 and $25.00, respectively. Under each agreement, upon a change in control (if Mr. O’Hara is employed by Angelica), all options not then exercisable would become immediately exercisable.

Amended and Restated Angelica Corporation 1999 Performance Plan
Angelica Corporation 2004 Equity Incentive Plan for Non-Employee Directors

If a change in control occurs, restrictions on Shares granted or purchased thereunder terminate, options granted become immediately exercisable and stock units awarded thereunder immediately vest.

Because whether a change in control has occurred may be ambiguous, subject to interpretation or, in some cases, subject to actions that the Board may take, the Participants reserve their right to contest any assertion by Angelica, its Board or any of its employees that a change in control has occurred.

For further information on the plans and agreements discussed above, other agreements with Angelica’s named executive officers and rights of certain Company executives that may arise upon a change in control, including the relevant definitions of terms such as “change in control,” as well as information the Company reports on options outstanding under its plans, you should carefully read the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2007, the plans and agreements discussed therein, the Company Proxy Statement and the text of referenced documents as filed with the SEC.

PARTICIPANTS

This proxy solicitation is being conducted by Pirate Capital Group, which is comprised of Pirate Capital, investment funds managed by Pirate Capital, each of which is described below, and each of our Nominees. Pirate Capital Group is the beneficial owner of approximately 9.8% of the issued and outstanding Shares. Each of the members of Pirate Capital Group and each of our Nominees is a participant in this proxy solicitation and they are sometimes collectively referred to herein as the “Participants.”

Jolly Roger, a Delaware limited partnership and an investment fund, is the record and beneficial owner of 100 Shares, and beneficial owner of an additional 148,090 Shares. Pirate Capital, a Delaware limited liability company whose principal business is providing investment management services, is the general partner of Jolly Roger. Thomas R. Hudson Jr., a United States citizen, is the Manager of Pirate Capital. Pirate Capital is also the investment advisor to, and Mr. Hudson is a director of, JR Activist, a Cayman Islands exempted company and an investment fund, which is the beneficial owner of 786,957 Shares. Pirate Capital and Mr. Hudson, as the Manager of Pirate Capital, may be considered to be the beneficial owners of the 935,147 Shares that are collectively owned by these investment funds. The principal business address for Pirate Capital is 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854. The business address of the investment funds in the United States is c/o Pirate Capital at such address. The business address of JR Activist is c/o Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands.

All transactions in the securities of Angelica effected within the past two years by the Participants are set forth in Appendix I to this proxy statement. For additional information regarding the Participants, please see “Additional Participant Information.”

Pirate Capital Group has retained Altman to serve as its advisor and to provide it with consulting, analytic and solicitation services in connection with this proxy solicitation. Altman is a proxy solicitation company. It mails documents to shareholders, responds to shareholder questions and solicits shareholder votes for many clients. Pirate Capital Group anticipates that certain of its and Altman’s employees may communicate by mail, courier service, Internet, advertising, telephone, facsimile or in person with institutions, brokers or other persons that are shareholders of the Company for the purpose of assisting in the solicitation of proxies. Employees of Pirate Capital Group will receive no additional consideration if they assist in the solicitation of proxies. Altman does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation. Altman’s business address is 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071.

OTHER MATTERS TO BE CONSIDERED AT THE 2007 ANNUAL MEETING

Other than the proposals addressed in this proxy statement, Pirate Capital Group is unaware of any matters to be considered at the 2007 Annual Meeting. Should other matters that Pirate Capital Group is not aware of a reasonable period of time before this solicitation be brought before the 2007 Annual Meeting, the persons named as proxies on the enclosed WHITE proxy card will vote Shares for which they have received executed WHITE proxy cards on such matters in their discretion.

PROXY INFORMATION

The enclosed WHITE proxy card may be executed only by shareholders of record of Shares on the Record Date. If you were a shareholder of record on the Record Date, you will retain your voting rights at the 2007 Annual Meeting even if you sell your Shares after the Record Date. Accordingly, it is important that you vote the Shares you held on the Record Date, or grant a proxy to vote your Shares on the WHITE proxy card, even if you sell your Shares after the Record Date.

The Shares represented by each WHITE proxy card that is properly executed and returned to Pirate Capital Group will be voted at the 2007 Annual Meeting in accordance with the instructions marked thereon, and will be voted in the discretion of the persons named as proxies on whatever other matters may properly come before the 2007 Annual Meeting as described above. Executed but unmarked WHITE proxy cards will be voted FOR the election of our Nominees and the candidate nominated by the Company, other than Mr. [•] and Mr. [•], as directors and FOR the approval of the other proposals set forth in this proxy statement.

If your Shares are held in the name of a brokerage firm, bank nominee or other institution, these proxy materials, together with a WHITE voting instruction form, are being forwarded to you by your broker or custodian. You are considered the beneficial owner of the Shares, but only your broker can sign a WHITE proxy card with respect to your Shares. You must instruct your broker how to vote. Accordingly, please sign, date and mail the enclosed WHITE voting instruction form in the postage-paid envelope provided. To ensure that your Shares are voted according to your instructions, you should also contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card as soon as possible. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or over the Internet.

REVOCATION OF PROXIES

If you give a proxy and wish to revoke it, you may do so at any time before it is voted on your behalf. You may do so in three ways:

•	By delivering a later-dated proxy either to Altman or to the secretary of the Company;

•	By delivering a written notice of revocation to Altman or to the secretary of the Company; or

•	By voting in person at the 2007 Annual Meeting (although attendance at the 2007 Annual Meeting will not in and of itself constitute revocation of a proxy).

We urge any shareholder who has mailed a proxy card to the Company to revoke it before it is voted on your behalf by mailing a properly executed WHITE proxy card to Pirate Capital Group c/o The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, bearing a date later than the proxy card delivered to the Company. Any revocation may be delivered either to Pirate Capital Group c/o The Altman Group, Inc. at 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, to the Corporate Secretary of the Company at 424 South Woods Mill Road, Chesterfield, Missouri  63017-3406, or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Pirate Capital Group requests that either the original or a copy of any revocation be mailed to Pirate Capital Group c/o The Altman Group, Inc., 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071, so that Pirate Capital Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of our Nominees as directors and the other proposals described herein have been received. Pirate Capital Group may contact shareholders who have revoked their proxies.

If you previously executed and returned a proxy card to the Company, Pirate Capital Group urges you to revoke it by signing, dating and mailing the WHITE proxy card in the envelope provided. No postage is required for mailing within the United States.

QUORUM AND VOTING

Based on the Company Proxy Statement, there were [•] Shares outstanding and entitled to vote on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the 2007 Annual Meeting. Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares at the 2007 Annual Meeting. Shareholders of record on the Record Date will retain their voting rights in connection with the 2007 Annual Meeting even if they sell their Shares after the Record Date. Based on publicly available information, we believe that Angelica’s only outstanding class of securities entitled to vote at the 2007 Annual Meeting is the Shares. Shareholders of the Company will not have rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the 2007 Annual Meeting.

According to the Company Proxy Statement, the Angelica Board intends to nominate [•] candidates for election as directors at the 2007 Annual Meeting. This proxy statement is soliciting proxies to elect not only our two Nominees, but also the candidate nominated by the Company other than Mr. [•] and Mr. [•]. This gives the shareholders who wish to vote for our Nominees the ability to vote for three directors, the total number up for election at the 2007 Annual Meeting. Under the SEC’s proxy rules, we are required to solicit proxies either:

•	for our two Nominees only (which could result in limiting the ability of shareholders to fully exercise their voting rights with respect to Angelica’s nominees), or

•
for our Nominees and fewer than all of the Company’s nominees (which enables a shareholder who desires to vote for our Nominees to also vote for the Company’s nominee for whom we are soliciting proxies).

The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company Proxy Statement. There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

Shares represented by properly executed WHITE proxy cards will be voted at the 2007 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of our two Nominees, FOR the candidate nominated by the Company other than Mr. [•] and Mr. [•], FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and in the discretion of the persons named as proxies on all other matters as may properly come before the 2007 Annual Meeting.

Quorum

A majority of the Shares entitled to vote must be represented at the meeting in person or by proxy in order to establish a quorum. A designation on the proxy that you are voting “FOR”, “AGAINST” or “ABSTAIN” (or “WITHHOLD AUTHORITY” in the election of directors) will be counted for purposes of determining Shares “represented” at the meeting to establish a quorum, but broker “non-votes” will not be counted (unless voted on one or more proposals). A broker “non-vote” occurs when a nominee, such as a broker, holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Votes Required for Approval

Election of directors. If a quorum is present at the meeting, then the affirmative vote of a majority of Shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. As a result, a designation on your proxy that you are “withholding authority” for a nominee or nominees will have the effect of a vote against the nominee or nominees. Broker “non-votes” are not counted for the purpose of determining the number of Shares present in person or represented by proxy on the election of directors and do not have an effect on the results of the vote for the election of directors.

Ratification of the appointment of Deloitte & Touche LLP. If a quorum is present at the meeting, then ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007 requires the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the proposal. An abstention will be counted as, and will have the effect of, a vote cast against the proposal. A broker non-vote will have no effect on the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s auditors.

Your vote is extremely important. We urge you to sign, date and return the enclosed WHITE proxy card and vote FOR the election of each of our Nominees.

COST AND METHOD OF SOLICITATION

Pirate Capital Group has retained Altman to serve as its advisor and to provide it with consulting, analytic and solicitation services in connection with this proxy solicitation. For these services, Altman is to receive a fee of up to approximately $50,000, plus reimbursement for its reasonable out-of-pocket expenses. Pirate Capital Group has agreed to indemnify Altman against certain liabilities and expenses, including certain liabilities under the federal securities laws. Proxies may be solicited by mail, courier services, Internet, advertising, telephone, facsimile or in person. It is anticipated that Altman will employ approximately 15 people to solicit proxies from shareholders for the 2007 Annual Meeting. In addition, it is anticipated that certain employees of Pirate Capital Group, without any additional compensation, will participate in the solicitation of proxies. The business address of each Altman or Pirate Capital Group employee is the same as that of his or her respective employer. Although no precise estimate can be made at the present time, the total expenditures in furtherance of, or in connection with, the solicitation of shareholders is estimated to be $500,000 in total. As of the date hereof, Pirate Capital Group has incurred approximately $[•] in solicitation expenses.

Costs related to this solicitation of proxies, including expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses, will be borne by Pirate Capital Group. To the extent legally permissible, Pirate Capital Group will seek reimbursement from the Company for those expenses if any of our Nominees are elected. Pirate Capital Group does not currently intend to submit the question of such reimbursement to a vote of the shareholders.

ADDITIONAL INFORMATION

Certain information regarding the compensation of directors and executive officers, the securities of the Company beneficially owned by the Company’s directors, nominees, management and 5% shareholders, and certain other matters regarding the Company’s officers and directors is required to be contained in the Company Proxy Statement. Certain other information regarding the 2007 Annual Meeting, as well as procedures for submitting proposals for consideration at the Company’s 2008 Annual Meeting of Shareholders, is also required to be contained in the Company Proxy Statement. Accordingly, reference is made to the Company Proxy Statement for such information. Pirate Capital Group does not make any representation as to the accuracy or completeness of the information contained in the Company Proxy Statement.

Members of Pirate Capital Group have filed with the SEC a statement on Schedule 13D, which contains information in addition to that furnished herein. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC, including our Schedule 13D, as amended, may be obtained free of charge.

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
Call Toll-Free: (800) 622-1678

ADDITIONAL PARTICIPANT INFORMATION

Except as set forth in this proxy statement or in Appendix I attached hereto, to the best knowledge of Pirate Capital Group:

(i) no Participant owns any securities of the Company or any parent or subsidiary of the Company, directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and none of their associates beneficially owns, directly or indirectly, any securities of the Company;

(ii) no Participant has borrowed or otherwise obtained any funds for the purpose of acquiring or holding any securities of the Company;

(iii) no Participant or any associate of any Participant has any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates or (b) with respect to future transactions to which the Company or any of its affiliates will or may be a party;

(iv) no Participant or any associate of any Participant is either a party to any transaction or series of transactions since the beginning of the Company’s last fiscal year, or has knowledge of any currently proposed transaction or series of proposed transactions, (a) to which the Company or any of its subsidiaries was or is to be a participant, (b) in which the amount involved exceeds $120,000 and (c) in which any Participant or any associate of any Participant had, or will have, a direct or indirect material interest;

(v) no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies;

(vi) no Participant has any arrangement or understanding with any person pursuant to which a nominee for director is proposed to be elected;

(vii) none of the corporations or organizations in which any of the Participants is conducting or has conducted his principal occupation or employment during the past five years is a parent, subsidiary or other affiliate of the Company;

(viii) there is no family relationship (as defined in Section 401(d) of Regulation S-K) between any of our Nominees and (a) any other Nominee or (b) any director of the Company, executive officer of the Company or person nominated by the Company to become a director or executive officer;

(ix) there is no event that occurred during the past five years with respect to any of our Nominees required to be described under Item 401(f) of Regulation S-K;

(x) there are no relationships involving any of our Nominees or any of their associates that would have required disclosure under Item 402(j) of Regulation S-K had our Nominees been directors of the Company;

(xi) no Nominee or any associate of a Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding;

(xii) no Nominee has any business relationship that is required to be disclosed pursuant to Item 404(b) of Regulation S-K;

(xiii) no Nominee has ever served on the Board or been employed by the Company, and no Nominee or any associate of any Nominee has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to other plans or other compensation from, or related to, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K;

(xiv) no Participant has any substantial interest, direct or indirect, in any matter to be acted upon proposed in this proxy statement aside from its interest as a shareholder of the Company; and

(xv) no Participant has, during the past 10 years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

For the purposes of the foregoing, the term “associates” shall have the meaning as that term is defined in Rule 14a-1 of Regulation 14A under the Exchange Act.

APPENDIX I

ADDITIONAL PARTICIPANT INFORMATION

Shares of Angelica Corporation
Bought or Sold by the Participants in the Last Two Years

Set forth below are the dates and amounts of each Participant’s purchases and sales within the past two years of Angelica’s issued and outstanding common stock, par value $1.00 per share (the “Shares”). Except as otherwise disclosed herein, none of the Participants have purchased or sold any Shares or any other securities of the Company within the past two years.

ACCOUNT NAME	TRADE DATE	QUANTITY

JOLLY ROGER FUND LP	11/22/2005	(11000)
JOLLY ROGER FUND LP	12/2/2005	(34200)

JOLLY ROGER OFFSHORE FUND LTD	8/17/2005	1000
JOLLY ROGER OFFSHORE FUND LTD	8/18/2005	5400
JOLLY ROGER OFFSHORE FUND LTD	8/25/2005	10900
JOLLY ROGER OFFSHORE FUND LTD	9/8/2005	3200
JOLLY ROGER OFFSHORE FUND LTD	9/9/2005	29000
JOLLY ROGER OFFSHORE FUND LTD	9/12/2005	1600
JOLLY ROGER OFFSHORE FUND LTD	9/12/2005	3400
JOLLY ROGER OFFSHORE FUND LTD	9/13/2005	7300
JOLLY ROGER OFFSHORE FUND LTD	9/14/2005	14600
JOLLY ROGER OFFSHORE FUND LTD	9/15/2005	6200
JOLLY ROGER OFFSHORE FUND LTD	9/16/2005	21700
JOLLY ROGER OFFSHORE FUND LTD	9/28/2005	5000
JOLLY ROGER OFFSHORE FUND LTD	10/3/2005	5000
JOLLY ROGER OFFSHORE FUND LTD	10/10/2005	25000
JOLLY ROGER OFFSHORE FUND LTD	10/12/2005	1400

JOLLY ROGER OFFSHORE FUND LTD	10/17/2005	7600
JOLLY ROGER OFFSHORE FUND LTD	1/30/2006	7400
JOLLY ROGER OFFSHORE FUND LTD	1/31/2006	10000
JOLLY ROGER OFFSHORE FUND LTD	2/1/2006	400
JOLLY ROGER OFFSHORE FUND LTD	2/2/2006	38600
JOLLY ROGER OFFSHORE FUND LTD	2/3/2006	23800
JOLLY ROGER OFFSHORE FUND LTD	2/6/2006	9200
JOLLY ROGER OFFSHORE FUND LTD	2/7/2006	3700
JOLLY ROGER OFFSHORE FUND LTD	2/8/2006	6200
JOLLY ROGER OFFSHORE FUND LTD	2/9/2006	5800
JOLLY ROGER OFFSHORE FUND LTD	2/10/2006	4000
JOLLY ROGER OFFSHORE FUND LTD	2/16/2006	2600
JOLLY ROGER OFFSHORE FUND LTD	2/17/2006	10100
JOLLY ROGER OFFSHORE FUND LTD	2/21/2006	2900
JOLLY ROGER OFFSHORE FUND LTD	2/22/2006	18400
JOLLY ROGER OFFSHORE FUND LTD	2/24/2006	49000
JOLLY ROGER OFFSHORE FUND LTD	2/24/2006	1400
JOLLY ROGER OFFSHORE FUND LTD	2/27/2006	16800
JOLLY ROGER OFFSHORE FUND LTD	2/28/2006	3800
JOLLY ROGER OFFSHORE FUND LTD	3/15/2006	5100
JOLLY ROGER OFFSHORE FUND LTD	3/31/2006	1000
JOLLY ROGER OFFSHORE FUND LTD	4/3/2006	8097
JOLLY ROGER OFFSHORE FUND LTD	4/13/2006	3700
JOLLY ROGER OFFSHORE FUND LTD	4/25/2006	1500
JOLLY ROGER OFFSHORE FUND LTD	4/27/2006	4906
JOLLY ROGER OFFSHORE FUND LTD	5/1/2006	11300
JOLLY ROGER OFFSHORE FUND LTD	5/3/2006	13200

JOLLY ROGER OFFSHORE FUND LTD	5/5/2006	12000
JOLLY ROGER OFFSHORE FUND LTD	5/8/2006	2300
JOLLY ROGER OFFSHORE FUND LTD	5/10/2006	3640
JOLLY ROGER OFFSHORE FUND LTD	5/11/2006	25000
JOLLY ROGER OFFSHORE FUND LTD	5/12/2006	17854
JOLLY ROGER OFFSHORE FUND LTD	5/15/2006	7150
JOLLY ROGER OFFSHORE FUND LTD	5/16/2006	5900
JOLLY ROGER OFFSHORE FUND LTD	5/23/2006	10000
JOLLY ROGER OFFSHORE FUND LTD	6/14/2006	8600
JOLLY ROGER OFFSHORE FUND LTD	6/15/2006	5400
JOLLY ROGER OFFSHORE FUND LTD	6/19/2006	200
JOLLY ROGER OFFSHORE FUND LTD	6/20/2006	1300
JOLLY ROGER OFFSHORE FUND LTD	6/28/2006	11600
JOLLY ROGER OFFSHORE FUND LTD	8/3/2006	5000
JOLLY ROGER OFFSHORE FUND LTD	9/8/2006	400
JOLLY ROGER OFFSHORE FUND LTD	9/11/2006	2500
JOLLY ROGER OFFSHORE FUND LTD	9/28/2006	1000
JOLLY ROGER OFFSHORE FUND LTD	10/6/2006	2000
JOLLY ROGER OFFSHORE FUND LTD	4/11/2007	(11000)
JOLLY ROGER OFFSHORE FUND LTD	4/20/2007	(5000)
JOLLY ROGER OFFSHORE FUND LTD	4/25/2007	(6400)
JOLLY ROGER OFFSHORE FUND LTD	4/27/2007	(3000)
JOLLY ROGER OFFSHORE FUND LTD	4/30/2007	(900)
JOLLY ROGER OFFSHORE FUND LTD	5/2/2007	(15000)
JOLLY ROGER OFFSHORE FUND LTD	5/3/2007	(8700)
JOLLY ROGER OFFSHORE FUND LTD	5/4/2007	(3000)
JOLLY ROGER OFFSHORE FUND LTD	5/8/2007	(1000)
JOLLY ROGER OFFSHORE FUND LTD	5/9/2007	(5000)
JOLLY ROGER OFFSHORE FUND LTD	5/18/2007	(11200)
JOLLY ROGER OFFSHORE FUND LTD	5/21/2007	(29800)
JOLLY ROGER OFFSHORE FUND LTD	5/22/2007	(30000)
JOLLY ROGER OFFSHORE FUND LTD	6/5/2007	(7606)
JOLLY ROGER OFFSHORE FUND LTD	6/6/2007	(17394)
JOLLY ROGER OFFSHORE FUND LTD	6/15/2007	(100)
JOLLY ROGER OFFSHORE FUND LTD	6/25/2007	(5600)
JOLLY ROGER OFFSHORE FUND LTD	6/26/2007	(5000)
JOLLY ROGER OFFSHORE FUND LTD	6/27/2007	(114300)
JOLLY ROGER OFFSHORE FUND LTD	7/6/2007	(786957)

JOLLY ROGER ACTIVIST PORTFOLIO LTD	7/6/2007	786957

IMPORTANT

Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Shares you own.

1.
If your Shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card today in the postage-paid envelope provided. You may also vote your Shares by toll-free telephone or over the Internet. If you choose to do so, please refer to the enclosed WHITE proxy card for the instructions and your control number.

2.
If your Shares are held in the name of a brokerage firm, bank nominee or other institution, these proxy materials, together with a WHITE voting instruction form, are being forwarded to you by your broker or custodian. You are considered the beneficial owner of the Shares, but only your broker can sign a WHITE proxy card with respect to your Shares. You must instruct your broker how to vote. Accordingly, please sign, date and mail the enclosed WHITE voting instruction form in the postage-paid envelope provided. To ensure that your Shares are voted according to your instructions, you should also contact the person responsible for your account and instruct that person to execute and return on your behalf the WHITE proxy card as soon as possible. We urge you to provide a copy of those instructions to Pirate Capital Group, in care of Altman, at the address below so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or over the Internet.

3.
If you have previously signed and returned a proxy card to Angelica, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Angelica by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2007 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2007 Annual Meeting to Altman, our proxy solicitor, by voting in person at the 2007 Annual Meeting or as otherwise described in this proxy statement.

4.	After signing the enclosed WHITE proxy card, do not sign or return Angelica’s proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your Shares, please contact Altman:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Call Toll-Free: (800) 622-1678

PRELIMINARY COPY
SUBJECT TO COMPLETION
DATED SEPTEMBER 18, 2007

PLEASE SEE THE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!

ANGELICA CORPORATION
Proxy for 2007 Annual Meeting of Shareholders

PROXY SOLICITED BY PIRATE CAPITAL LLC, JOLLY ROGER FUND LP, JOLLY ROGER ACTIVIST PORTFOLIO COMPANY LTD, THOMAS R. HUDSON JR. AND CHRISTOPHER KELLY (COLLECTIVELY, “PIRATE CAPITAL GROUP”) AND NOT BY THE BOARD OF DIRECTORS OF ANGELICA CORPORATION (“ANGELICA” OR THE “COMPANY”)

October 30, 2007 at [ • ]:[ • ] [ • ].m.

The undersigned hereby appoints Thomas R. Hudson Jr. and Christopher Kelly, and each of them, with full power of substitution, as proxies for the undersigned and authorizes them to represent and vote, as designated, all of the issued and outstanding shares of common stock (the “Shares”) of Angelica that the undersigned would be entitled to vote if personally present at Angelica’s 2007 Annual Meeting of Shareholders, including any adjournments, postponements, reschedulings or continuations of such meeting or any meeting held in lieu thereof (the “2007 Annual Meeting”), for the purposes identified in this proxy and with discretionary authority as to any other matters that may properly come before the 2007 Annual Meeting, including substitute nominees, if any, if the named nominees for director should be unavailable to serve for election, or additional nominees, if any, in accordance with and as described in Pirate Capital Group’s proxy statement.

If you validly execute and return this proxy card it will be voted as you direct. If you return this proxy card, validly executed, without direction, it will be voted FOR Pirate Capital Group’s named nominees for director, FOR the nominee of the Angelica Board of Directors (the “Board”) specified on the reverse side and FOR the other proposal specified on the reverse side. This proxy will revoke any previously executed proxy with respect to all proposals.

YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE YOUR PROXY TODAY!

(CONTINUED AND TO BE SIGNED AND DATED ON THE RESERVE SIDE.)

THERE ARE THREE WAYS TO DELIVER YOUR PROXY

TELEPHONE	INTERNET	MAIL
This method is available for residents of the U.S. and Canada. On a touch tone telephone, call 866-458-9860 TOLL FREE, 24 hours a day, 7 days a week. You will be prompted to provide your unique “Control Number” and “Check Digit ID” shown below. Have your WHITE proxy card ready, then follow the prerecorded instructions. Available until 11:59 p.m. Eastern Time on Monday, October 29, 2007.

Visit the Internet website at www.myproxyonline.com. Enter the unique “Control Number” and “Check Digit ID” shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 11:59 p.m. Eastern Time on Monday, October 29, 2007.

Simply complete, sign and date your WHITE proxy card and return it in the postage-paid envelope provided. If you are delivering your proxy by telephone or the Internet, please do not mail your WHITE proxy card.

CONTROL NUMBER    CHECK DIGIT ID

TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

.....................................................................................................................................................................................

Please mark your votes using dark ink only.

PIRATE CAPITAL GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES LISTED BELOW IN PROPOSAL 1.

1.    Proposal 1 — To elect Thomas R. Hudson Jr. and Christopher Kelly to the Board.

□ FOR ALL NOMINEES	□ WITHHOLD AUTHORITY FOR ALL NOMINEES	□ FOR ALL NOMINEES EXCEPT AS WRITTEN BELOW

Pirate Capital Group intends to use this proxy to vote (i) “FOR” Messrs. Hudson and Kelly and (the “Pirate Capital Group Nominees”) and (ii) “FOR” the candidate who has been nominated by the Company to serve as director other than Mr. [•] and Mr. [•]. We are not seeking, and will not exercise, any authority to vote for Mr. [•] and Mr. [•]. There is no assurance that the Company’s other nominee, Mr. [•] (the “Company Nominee”), will serve if elected with the Pirate Capital Group Nominees. If elected, Messrs. Hudson and Kelly will serve until Angelica’s next annual meeting and until their successors are elected and qualified.

If you wish to vote for the election of less than all of the Pirate Capital Group Nominees, check the “FOR ALL NOMINEES EXCEPT AS WRITTEN BELOW” box above and write the name of the Pirate Capital Group Nominee you do not wish to elect in the box below. Your Shares will be voted for the remaining Pirate Capital Group Nominee.

If you wish to withhold authority to vote for the Company Nominee, write the name of the Company Nominee in the box below.

PIRATE CAPITAL GROUP MAKES NO RECOMMENDATION ON PROPOSAL 2.

2. Proposal 2 — To ratify the appointment of Deloitte & Touche LLP as Angelica’s independent registered public accounting firm for fiscal year 2007.

□ FOR	□ AGAINST	□ ABSTAIN

3. Other Matters — In their discretion, the proxies are authorized to vote upon such other business as may properly be presented to the meeting or any adjournment, postponement or rescheduling thereof and is unknown to Pirate Capital Group and its representatives a reasonable time before the commencement of Pirate Capital Group’s solicitation of proxies.

IMPORTANT: THIS PROXY MUST
BE SIGNED TO BE VALID.

Dated: ______________, 2007

_______________________________
Signature

_______________________________
Title or Authority

_______________________________
Signature (if held jointly)

Please sign exactly as name appears hereon. If Shares are registered in more than one name, the signature of all such persons should be provided. A corporation or other company should sign in its full company name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all Shares in all capacities.